UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 3, 2013

VIVUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33389	94-3136179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

351 EAST EVELYN AVENUE

MOUNTAIN VIEW, CA 94041

 (Address of principal executive offices, including zip code)

(650) 934-5200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)           As previously disclosed, the following named executive officers of VIVUS, Inc., or the Company, have Change of Control and Severance Agreements, or the Agreements, with the Company:

Name	Title
Peter Y. Tam	President
Timothy E. Morris	Senior Vice President Finance and Global Corporate Development and Chief Financial Officer
Michael P. Miller	Senior Vice President and Chief Commercial Officer
Guy P. Marsh	Vice President, U.S. Operations and General Manager
Wesley W. Day, Ph.D.	Vice President, Clinical Development
John L. Slebir	Vice President, Business Development and General Counsel and Secretary

On July 3, 2013, the Company entered into an Amended and Restated Change of Control and Severance Agreement, or an Amended Agreement, effective as of July 1, 2013, with each of the afore-mentioned named executive officers. The Amended Agreements make various changes to the Agreements, including:

•                  As a condition to receiving benefits, the named executive officer must sign a separation and release of claims agreement upon termination.

•                  The definition of “Good Reason” has been clarified to include (i) a material reduction or change in job duties, responsibilities and requirements due to the Company becoming part of a larger entity, unless the named executive officer receives substantially the same level of job duties, responsibilities and requirements with respect to the total combined entity and not only with respect to the Company as a division, subsidiary or business unit of the total combined entity and (ii) a material reduction in the authority, duties, or responsibilities of the supervisor to whom the named executive officer is required to report (including, for example, but not by way of limitation, a material reduction due to the Company becoming part of a larger entity and the named executive officer no longer reporting to the Chief Executive Officer of the total combined entity).

•                  For a termination without Cause (as defined in the Amended Agreement) or for Good Reason (as defined in the Amended Agreement) and not within 24 months after a Change of Control (as defined in the Amended Agreement), (i) monthly severance payments have been increased from three to six months; (ii) the COBRA reimbursement period has been increased from three to 24 months; (iii) if the Company determines in its sole discretion that it cannot provide the COBRA reimbursement benefits without potentially violating applicable laws, the Company will provide the named executive officer with an amount equivalent to 24 months of COBRA premium reimbursement as a taxable lump sum payment; (iv) any then-outstanding and unvested equity awards are subject to accelerated vesting, to the extent that any of the then-unvested and outstanding shares of the Company’s common stock subject to such equity awards otherwise would have vested through the date of the named executive officer’s termination had each such equity award been subject to a monthly vesting schedule from the vesting commencement date of such equity award through the last scheduled vesting date of such equity award; and (v) outplacement services will be provided in accordance with then-existing policies and guidelines of the Company in a manner that satisfies the exemption set forth in Treasury Regulation Section 1.409A-1(b)(9)(v).

•                  For a termination without Cause or for Good Reason within 24 months after a Change of Control, (i) if the Company determines in its sole discretion that it cannot provide the COBRA reimbursement benefits without potentially violating applicable laws, the Company will provide the named executive officer with an amount equivalent to 24 months of COBRA premium reimbursement as a taxable lump sum payment and (ii) outplacement services will be provided in accordance with then-existing policies and guidelines of the Company in a manner that satisfies the exemption set forth in Treasury Regulation Section 1.409A-1(b)(9)(v).

•                  Upon the closing of a Change of Control, the vesting and exercisability of all equity awards, not only option awards, granted to the named executive officer by the Company shall automatically vest in full and become immediately exercisable.

•                  The definition of “Incumbent Directors” has been updated to mean the directors of the Company as of July 1, 2013.

•                  In the event the named executive officer is subject to excise tax under Section 280G of the Internal Revenue Code of 1986, as amended, or the Code, and a reduction to severance payments is required, severance will be paid at a reduced level to yield best after-tax economic results for the named executive officer.

•                  The parties to the Amended Agreements each bear their own expenses, legal fees and other fees incurred in connection with the Amended Agreements. However, in the event that a named executive officer is required to incur attorneys’ fees in order to obtain any payments or benefits under an Amended Agreement, and provided that the named executive officer prevails on at least one material issue related to his or her claim(s) under such Amended Agreement, then the Company will reimburse the attorneys’ fees incurred by the named executive officer.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.	Description
10.1 *	Form of Amended and Restated Change of Control and Severance Agreement.

*                 Indicates management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVUS, INC.

	By:	/s/ John L. Slebir
John L. Slebir
Vice President, Business Development and General
Counsel
Date: July 5, 2013

EXHIBIT INDEX

Exhibit No.	Description
10.1 *	Form of Amended and Restated Change of Control and Severance Agreement.

*                 Indicates management contract or compensatory plan or arrangement.